As filed with the Securities and Exchange Commission on December 22, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oxford Industries, Inc.

(Exact name of Registrant as specified in its charter)

Georgia	58-0831862
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 Piedmont Avenue, N.E. Atlanta, Georgia	30308
(Address of principal executive offices)	(Zip Code)

Oxford Industries, Inc.

Employee Stock Purchase Plan

(Full title of the plan)

Dominic C. Mazzone

Vice President, General Counsel and Secretary

Oxford Industries, Inc.

222 Piedmont Avenue, N.E.

Atlanta, Georgia 30308

(404) 659-2424

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $1.00 per share	250,000 shares	$39.51	$9,877,500	$1,162.59

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Oxford Industries, Inc. Employee Stock Purchase Plan.

(2)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of $39.80 and $39.22, respectively, per share for the Common Stock as reported on the New York Stock Exchange on December 17, 2004.

Part I — Information Required in the Section 10(a) Prospectus

The documents constituting Part I of this Registration Statement have been or will be sent or given to participants in the Oxford Industries, Inc. Employee Stock Purchase Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, Oxford Industries, Inc., a Georgia corporation (the “Company”), will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company also will provide without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above mentioned information should be directed to Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, Attention: General Counsel.

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement as of their respective dates of filing:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2004;

(b)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 27, 2004;

(c)	the Company’s Current Reports on Form 8-K filed on August 2, 2004 (as amended on October 13, 2004) and December 3, 2004; and

(d)	The description of the Common Stock contained in the Company’s Registration Statement filed on Form 8-A filed with the Commission, which became effective on July 23, 1960 (File No. 001-04365), including any amendments or reports filed for the purpose of updating such description.

All documents filed subsequent to the date of this Registration Statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters any securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be part hereof from their respective dates of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Georgia. The Company’s Articles of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Georgia Business Corporation Code.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under Section 14-2-854 or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

Section 14-2-852 of the Georgia Business Corporation Code provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Subsection (c) of Section 14-2-857 of the Georgia Business Corporation Code provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and may apply to a court under Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. In addition, subsection (d) of Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

As permitted by the Georgia Business Corporation Code, Article XII of the Company’s Articles of Incorporation provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty of care or other duty as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his or her duties, of any business opportunity of the Company, (b) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for the director’s personal liability for the improper portion of any distribution by the Company (as measured against the solvency of the Company) approved by the director; provided that the director violated his or her duties of good faith or care, or (d) for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation of the Company further provide that if the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended. Article XII of the Company’s Articles of Incorporation also provides that neither the amendment or repeal of such Article XII nor the adoption of any provision of the Company’s Articles of Incorporation inconsistent with such Article XII shall eliminate or adversely affect any right of protection of a director of the Company existing immediately prior to such amendment, repeal or adoption.

Under Article VI of the Company’s Bylaws, the Company is required to indemnify each person who is now, has been, or who will hereafter become a director or officer of the Company, whether or not then in office. The Company is required to indemnify any such director or officer against all costs and expenses reasonably incurred by or imposed upon him or her in connection with or resulting from any demand, action, suit or proceedings or threat thereof, to which he or she may be a party as a result or by reason of his being or having been a director or officer of the Company or of any other corporation which he serves as director or officer at the request of the Company, except in relation to matters as to which a recovery shall be had against him or penalty imposed upon him by reason of his having been finally adjudged in such action, suit or proceedings to have been derelict in the performance of his duties as such director or officer. The foregoing right to indemnity includes reimbursement of the amounts and expenses paid in settling any such demand, suit or proceedings or threat thereof when settling the same appears to the board of directors of executive committee of the Company to be in the best interests of the Company, and is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

The Company’s directors and executive officers are insured against damages from actions and claims incurred in the course of performing duties, and the Company is insured against expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the fiscal quarter ended August 29, 2003)

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q for the fiscal quarter ended August 29, 2003)

5.1	Opinion of Dominic C. Mazzone

23.1	Consent of Ernst & Young LLP

23.2	Consent of Dominic C. Mazzone (contained in his Opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (contained on the signature page)

99.1	Oxford Industries, Inc. Employee Stock Purchase Plan (as amended and restated effective January 1, 2005) (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on December 3, 2004)

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of any offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 20th day of December, 2004.

OXFORD INDUSTRIES, INC.

By:	/s/ J. Hicks Lanier
J. Hicks Lanier Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Hicks Lanier, Thomas C. Chubb III and Dominic C. Mazzone, and each of them (with full power in each to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ J. Hicks Lanier J. Hicks Lanier	Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)	December 20, 2004

/s/ K. Scott Grassmyer K. Scott Grassmyer	Controller (Principal Accounting Officer)	December 20, 2004

Helen B. Weeks	Director	December , 2004

/s/ Cecil D. Conlee Cecil D. Conlee	Director	December 20, 2004

/s/ Thomas Gallagher Thomas Gallagher	Director	December 20, 2004

/s/ J. Reese Lanier J. Reese Lanier	Director	December 20, 2004

/s/ S. Anthony Margolis S. Anthony Margolis	Director	December 20, 2004

/s/ Knowlton J. O’Reilly Knowlton J. O’Reilly	Director	December 20, 2004

/s/ James A. Rubright James A. Rubright	Director	December 20, 2004

/s/ Clarence H. Smith Clarence H. Smith	Director	December 20, 2004

/s/ Robert E. Shaw Robert E. Shaw	Director	December 20, 2004

/s/ E. Jenner Wood III E. Jenner Wood III	Director	December 20, 2004

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Dominic C. Mazzone

23.1	Consent of Ernst & Young LLP